UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 6, 2008

TSR, INC.
(Exact Name of Registrant as Specified in its charter)

Delaware	0-8656	13-2635899
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Oser Avenue, Hauppauge, NY 11788
(Address of Principal Executive Offices) (Zip Code)
Registrant's Telephone number, Including Area Code (631) 231-0333
______________________________________________________________________________________ (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information
             Item 2.02 Results of Operations and Financial Condition

               On August 6, 2008, the Registrant issued a press release with respect to its operating results for the year ended May 31, 2008, a copy of which is filed as Exhibit 99.1.

               The information included in this Current Report, including the information included in Exhibit 99.1 attached hereto, is intended to be furnished pursuant to “Item 2.02. Disclosure of Results of Operations and Financial Condition” and not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (“Securities Act”) or the Exchange Act, or otherwise subject to the liabilities of that Section or Sections 11 and 12 (a) (2) of the Securities Act.

Section 9 Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1     Press Release dated August 6, 2008 “TSR, Inc. Reports Financial Results for the Fourth Quarter and Fiscal Year Ended May 31, 2008".

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                 TSR, INC.

                                                                                                 By: /s/ John G. Sharkey____________________

                                                                                                 Name: John G. Sharkey

                                                                                                 Title: Vice President and Secretary

Date:	August 7, 2008

Exhibit 99.1

TSR, Inc. Reports Financial Results for the Fourth Quarter and Fiscal Year Ended May 31, 2008

Hauppauge, NY (August 6, 2008)---TSR, Inc., (Nasdaq:TSRI) a provider of computer programming consulting services, today announced financial results for the fourth quarter and fiscal year ended May 31, 2008.

For the quarter, which ended May 31st, revenues decreased 2.9% from the same quarter last year to $12.5 million. Consolidated net income was $236,000 or $0.05 per share for the current quarter compared with $335,000 or $0.07 in the prior year quarter.

For the full year, revenues increased 4.1% from the prior year to $51.7 million. Consolidated net income was $1,276,000 or $0.28 per share compared to $1,393,000 or $0.30 per share in the prior year.

The Company also announced that the Board of Directors had declared a cash dividend of $0.08 per share for its fiscal fourth quarter. The dividend will be payable on September 18, 2008 to shareholders of record as of August 27, 2008.

Joe Hughes, CEO, stated, “Revenues for the fiscal year end May 31, 2008 increased 4.1%. This increase resulted primarily from higher billing rates due to a change in the business mix toward higher level skills. While revenues for the year increased, we began to see a negative impact from the economic downturn in the fourth quarter. For the fourth quarter, revenues decreased 2.9% from the prior year quarter. The decrease in revenues resulted primarily from the average number of consultants on billing with clients for the quarter decreasing from 323 in the quarter ended May 31, 2007 to 313 in the quarter ended May 31, 2008.”

"As a result of the current economic downturn, and the uncertainty in the financial services industry, the Company believes that it will continue to be impacted by decreases in IT spending resulting from economic conditions and that the impact is likely to be greater in the financial services industry. The Company derived approximately 20 percent of its revenues from banking and brokerage clients in fiscal 2008."

Certain statements contained herein, including statements as to the Company’s plans, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties, including but not limited to the following: risks relating to the extent to which market conditions for the Company’s contract computer consulting services will continue to adversely affect the Company’s business and the Company’s ability to adapt to changing market conditions, the concentration of the Company’s business with certain customers, uncertainty as to the Company’s ability to maintain its relations with existing customers and other risks and uncertainties described in the Company’s filings under the Securities Exchange Act of 1934.

TSR Inc. Reports Financial Results for the Fourth Quarter and Fiscal Year Ended May 31, 2008
(Continued)

Based in Hauppauge, New York, TSR, Inc., provides information technology professionals to major corporations.

	Three Months Ended May 31, (unaudited)		Year Ended May 31,
	2008	2007	2008	2007
Revenues..........................................	$12,544,000	$12,913,000	$51,723,000	$49,689,000

Operating expenses ...........................	12,169,000	12,455,000	49,752,000	47,764,000

Income from operations .....................	375,000	458,000	1,971,000	1,925,000

Other income, net ..............................	48,000	98,000	276,000	409,000

Pre-tax income .................................	423,000	556,000	2,247,000	2,334,000

Income taxes...................................	187,000	221,000	971,000	941,000

Net income .....................................	$236,000	$335,000	$1,276,000	$1,393,000

Basic and diluted net income per common share ................................	$0.05	$0.07	$0.28	$0.30

Weighted average number of basic and diluted common shares outstanding........................................	4,568,000	4,568,000	4,568,000	4,568,000